EXHIBIT 10.1

February 1, 2013

Berkley C. Nelson
14 Mammoth Springs Court
The Woodlands, TX 77382

Dear Berkley:

We have enjoyed our conversations with you regarding an employment opportunity with Sharps Compliance, Inc. (“Sharps” or the “Company”). We are pleased to offer you the position of Sr. Vice President of Sales reporting directly to me. The offer is contingent upon, (i) your acceptance of the terms and conditions of employment, (ii) completion, to the Company’s sole satisfaction, of reference and background checks and (iii) results of drug testing to the Company’s sole satisfaction.

Your compensation will include a base salary of $7,692.31 per pay period (twenty-six pay periods per year).  As an employee of Sharps, you will be eligible to participate in the Company’s group benefit program on the first day of the month following thirty (30) days of employment.  Sharps benefits include group health, vision, dental, disability insurance, long term care insurance and 401(k). A summary description of the program, including employee premiums, has been previously provided to you and is subject to change without notice. As agreed, the Company will pay your group benefits premium.

You will receive a grant of 100,000 options to purchase the Company’s common stock on your first day of employment. Stock option grants are subject to Board of Director approval and the terms of the Sharps Compliance Corp. 2010 Stock Plan (“Plan”). Additionally and under the Plan, the strike price of stock option grants would be equal to the price of the Company’s common stock (as traded on NASDAQ) on the grant date (first date of employment).

You will be eligible to participate in the Company’s Executive Incentive Compensation Plan (the “EICP Plan”) beginning with fiscal year 2013 (prorated) and effective every fiscal year thereafter, unless terminated or modified by the Committee. The EICP is more fully described in the Company’s October 3, 2012 Proxy Statement filed with the Securities and Exchange Commission.

Sharps Compliance Inc.
 9220 Kirby Drive  Suite 500  Houston, TX 77054
Direct  713.660.3514    Fax 713.660.3574
Email dtusa@sharpsinc.com
Website   www.sharpsinc.com

Nelson

This offer does not constitute an employment contract or guarantee of employment for any specific period of time since the Company is an “at-will” employer.  At-will employment means that either you or the Company, with or without cause and with or without prior notice, may terminate the employment relationship at any time.  Additionally, your employment will be subject to the Company’s policies and procedures, a copy of which will be provided to you when you join the Company.

Notwithstanding the above, the Company agrees to provide you with six (6) months of severance (paid on a bi-weekly basis consistent with the Company’s current payroll practices) should your employment be terminated “without cause”. Payment of any severance arrangement is contingent into entering into a mutually agreeable release agreement.

Finally, your employment is subject to execution of the Company’s Confidentiality, Intellectual Property and Restrictive Covenant Agreements (sent to you under separate e-mail by Wendy Minter).

Should the above be acceptable to you, please sign your acceptance of this offer of employment along with the Intellectual Property, and Restrictive Covenant Agreement and scan and e-mail to Wendy Minter at wminter@sharpsinc.com or fax to her at 713-660-3592.

As discussed, your initial date of employment, subject to the conditions as outlined in this letter will be Monday, February 18, 2013.

Should you have any questions, please feel free to call me at 713-660-3514.

Sincerely,

David P. Tusa
President and Chief Executive Officer

Accepted and Agreed:

_________________________________
Berkley C. Nelson                           Date

Sharps Compliance Inc.
 9220 Kirby Drive  Suite 500  Houston, TX 77054
Direct  713.660.3514    Fax 713.660.3574
Email dtusa@sharpsinc.com
Website   www.sharpsinc.com